Our Code of Ethics October 2016

©2016 Herc Rentals Inc. All Rights Reserved. 1 Dear Colleagues: I am pleased to introduce the new Herc Holdings Inc. Code of Ethics. The Code includes important information about the way we do business. Please read the Code and follow it carefully. The Code is the binding compact of our responsibilities as Herc Rentals employees. At the same time, it reflects and reinforces our core values: 1 “ We do what’s right” is the organizing principle behind the Code. 1 “ We’re in this together” recognizes that our individual decisions and behaviors reflect on all of us. 1 “ We take responsibility” means that we are accountable for all of our actions. 1 “ We achieve results” presumes that the way that we achieve our goals is just as important as the goals that we achieve. 1 “ We prove ourselves every day” underscores our commitment to do the right thing, all the time. These concepts guide us whenever we interact with each other, our customers, our business partners and our communities. We’re proud of our company, and we should be. With more than 50 years of industry leadership built on the principal of doing what’s right, our reputation remains a critical component in our long-term success. Now, as a newly independent company, we have a tremendous opportunity to build upon that legacy by continuing to act with integrity in all aspects of our business affairs. I’m counting on each of you to demonstrate your integrity every day. If you see something that doesn’t live up to our values, speak up so we can address it. Herc Rentals’ success begins with each individual employee and is secured when we all maintain a commitment to doing what’s right. Do your part by learning and following this Code. Best regards, Larry Silber President and Chief Executive Officer Herc Holdings Inc.

©2016 Herc Rentals Inc. All Rights Reserved. 2 Table of Contents The Herc Way 3 Our Guiding Principles 4 The Basics 5 The Rules 7 We Care About Our People 7 Safety is Our Priority 7 We Treat Each Other with Respect 8 We Handle Information Properly 9 We Act in the Best Interests of Our Company and Shareholders 10 We Take Care of Company Assets 10 We Avoid Conflicts of Interest 11 We Don’t Disclose Nonpublic Information or Use It for Personal Gain 12 We Maintain Our Books and Records with Integrity, Accuracy and Reliability, and We Follow Our Controls 13 We Compete Lawfully and Responsibly 14 We Do Not Tolerate Bribery or Corruption 14 We Follow Antitrust and Competition Laws 15 We Communicate Responsibly and with One Voice 16 We Don’t Let Gifts or Entertainment Influence Our Judgment or the Judgment of Our Business Partners 17 Waivers and Exceptions 19 Questions and Help 20

©2016 Herc Rentals Inc. All Rights Reserved. 3 The Herc Way The Herc Way comprises the mindsets, behaviors and processes necessary for building a successful, customer-focused organization. In other words, it’s the way we work. The Herc Way starts with our Vision, Mission and Values, combined with an unwavering commitment to Safety as our most important responsibility, and flows through every part our organization to form a strong and unifying operating culture. Embedded within the Herc Way is the expectation that we will act with integrity and treat others as we would want to be treated. That, along with our expertise, our professionalism and the quality of our products and services, will ensure that our brand remains a preferred supplier in the equipment-rental industry. Our Mission To ensure that end users of our equipment and services achieve optimal performance safely, ef_f_iciently and ef_fectively. Our Values We do what’s right. We’re in this together. We take responsibility. We achieve results. We prove ourselves every day. Our Vision We aspire to be the supplier, employer and investment of choice in our industry.

©2016 Herc Rentals Inc. All Rights Reserved. 4 Our Guiding Principles We follow the law. The Company is subject to a range of national and local laws and regulations. We comply with all of them, in letter and in spirit. We follow our Company policies. The Company has issued policies to guide our conduct as we perform our jobs. We learn those policies and follow them. If we have questions, we ask. u http://intranet.hercrentals.com/content/herc-intranet/en/policies-and-procedures.html. We adhere to the highest ethical standards. As stated in our values, “we do what’s right.” The way we achieve our business goals is just as important as whether we achieve them. Integrity is central to everything we do and guides all of our business relationships – with governments, the communities where we live and do business, our customers and suppliers, and each other. We speak up if we suspect violations of the law, our policies, or our ethical standards. We all have the right—and the duty—to report suspected violations of laws, regulations, Company policies and our ethical standards. Speaking up protects you, your colleagues, our business partners and the Company. The Company will not retaliate in any way if you act in good faith to report a suspected violation. The Company will take steps to protect you from retaliation, so that you can feel safe and comfortable in reporting suspected violations. And we will take action up to and including termination against anyone who retaliates against you (or anyone who helps us investigate your report).

©2016 Herc Rentals Inc. All Rights Reserved. 5 The Basics Our Rules Apply to All of Us The rules set forth in this Code of Ethics and in our corporate policies apply to everyone employed by Herc Holdings Inc., its subsidiaries and affiliates (collectively “Herc Rentals”), including our designated agents and contractors. We expect the people that do business with us to follow similar principles. This Code is a statement of principles; it supplements our policies and procedures, and explains where to go for additional information. You are expected to learn and follow those policies and procedures as well as this Code. Of course, a Code cannot cover every situation. If you encounter a situation or have a question that the Code does not address, ask for help from one of the people or places listed below. They will help you do the right thing. We Expect Our Employees to Follow the Rules At Herc Rentals, we take our rules seriously. Violations of law or our policies can have serious consequences for the Company and for anyone involved in the violation. If you don’t follow the law or our rules, we may take disciplinary action, up to and including termination. You may also be subject to legal consequences. We Speak Up We all have a responsibility to speak up regarding a potential violation of law or Company policy. If you see something, do not take it upon yourself to investigate. Make a report to one of the following: 1 Your manager (or his or her manager) 1 The Legal Department 1 The Compliance Department 1 Human Resources 1 The Compliance Helpline (by name or anonymously, where permitted by law) u On Herc Central at http://intranet.hercrentals.com/content/herc-intranet/en.html. u From any internet-connected device at https://secure.ethicspoint.com/domain/media/en/gui/48300/report.html. u By telephone at 855-862-1170 from the U.S. and Canada. (Telephone numbers for other locations are listed on the Helpline webpage.) If we receive a report, we will look into it promptly and take action as appropriate. Continued

©2016 Herc Rentals Inc. All Rights Reserved. 6 We Don’t Permit Retaliation Herc Rentals has a no-tolerance policy regarding retaliation. If you report a potential violation of law or Company policy, you will not face retaliation of any kind, so long as you acted in good faith. We also will not tolerate retaliation against an employee who, in good faith, participates in our investigation of a report. Good faith means that the information you provide is truthful and complete. If you believe that you have been retaliated against, advise the Company immediately. You can report retaliation to any of the people or places listed above.

©2016 Herc Rentals Inc. All Rights Reserved. 7 The Rules We Care About Our People Safety is Our Priority Wherever we are and whatever we do, safety comes first. We are committed to providing a safe workplace for our employees. That means we comply with all workplace safety laws and all Company policies concerning safety. All of us are expected to perform our duties in a safe manner. We wear the appropriate safety gear. We operate equipment in a safe manner—according to the manufacturers’ guidelines and instructions and any Company guidelines and instructions. We take prompt action if a safety hazard arises. Do the Right Thing 1 Read and understand our employee handbook and Corporate Safety Manual http://intranet.hercrentals.com/content/herc-intranet/en/team-sites/safety-and- training/safety/safety-manual1/u-s---canada----french-canadian.html. 1 Always follow the safety guidelines for your workplace and our equipment. 1 Never come to work or operate equipment under the influence of drugs or alcohol. This includes prescription drugs that affect your physical or mental abilities. 1 Drive safely when on Company business. Obey speed limits, traffic rules, signals and signs. 1 If you see something that concerns you, speak up. If you have questions, ask.

©2016 Herc Rentals Inc. All Rights Reserved. 8 We Care About Our People Continued We Treat Each Other with Respect Our people are our greatest asset. Our workforce comes from different cultures, backgrounds and experiences. We come in all shapes, sizes, colors, religions, genders, national origins, and sexual orientations. Some of us have physical challenges. Our diversity makes us a better company. It enhances our creativity, our innovation and our growth. We do not discriminate. We make personnel decisions, including recruitment, hiring, training, promotion, compensation and benefits, based solely upon an individual’s qualifications, skills, performance and abilities—and without consideration of any protected characteristic or condition. We are a meritocracy. The Company will not tolerate harassment of our employees by anyone, including co-workers, supervisors, and non-employees such as customers and suppliers. Harassment is any unwelcome conduct that creates a hostile or offensive work environment. It can be verbal, physical or even visual (such as distasteful pictures). We also will not tolerate acts or threats of violence, bullying or intimidation. If you encounter discrimination, harassment or threats, whether directed at you or someone else, report it immediately to your manager, Human Resources, the Legal Department or the Compliance Department. Remember, we have a strict “no retaliation” policy for good faith reports. Do the Right Thing 1 Embrace our diversity and our differences. 1 Treat each other with respect and courtesy. Don’t create an uncomfortable, hostile or intimidating environment through your words or actions. 1 Resolve differences professionally. Respect our diverse characteristics, even when our cultures or ideas differ. 1 Follow the law. Afford equal employment opportunities to qualified applicants and employees.

©2016 Herc Rentals Inc. All Rights Reserved. 9 We Care About Our People Continued We Handle Information Properly Employees must maintain the confidentiality of nonpublic information that belongs to the Company, our employees, and our customers and suppliers, unless disclosure is authorized by the Company or mandated by law. Protected information can take many forms. It includes, for example, financial information that hasn’t been made public. It includes our trade secrets and business plans. And it includes personal information about our employees such as their bank account details, social security numbers, and health-related information. Those of us who have access to non-public information are responsible for keeping it safe and using it only for authorized and appropriate reasons. This Code does not diminish your obligations if you are covered by a non-compete, non-disclosure or similar agreement. Do the Right Thing 1 Only access, use, store or transfer the information you need to do your job. 1 Only share non-public information with someone who is authorized to have it and has a business need to know. 1 Protect non-public information from accidental disclosure. Keep electronic devices and systems password-protected. Change your passwords regularly—and don’t share them with others or leave them where others might find them. 1 Put away sensitive documents when you aren’t using them. Lock them up. Don’t leave them on your desktop or workspace. 1 If confidential information is disclosed, lost or stolen, notify your manager and the Legal Department immediately.

©2016 Herc Rentals Inc. All Rights Reserved. 10 We Act in the Best Interests of Our Company and Shareholders We Take Care of Company Assets. As employees of Herc Rentals, we have a responsibility to protect and preserve the Company’s assets. We also have a responsibility to use them properly, for legitimate business reasons. We should treat the Company’s assets with the same care that we would treat our own. When you incur business expenses, exercise judgment and discretion. The Company’s Travel and Expense Policy (http://intranet.hercrentals.com/content/herc-intranet/ en/policies-and-procedures/procurement/travel-and-expense-guidelines.html) and Business Expense Reimbursement policy (http://intranet.hercrentals.com/ content/herc-intranet/en/policies-and-procedures/procurement/business- expense-reimbursement-policy.html) set forth the limits in detail. If more than one Company employee is present, the highest ranking employee generally should pay the expense, so that no one is called upon to approve an expense from which they benefited. Peers and employees in different reporting chains may split an expense. If the Company provides you with a cell phone, tablet, computer or other device, the device remains the Company’s property. You may make reasonable personal use of the device. However, by using the device, you consent that the Company (1) can reclaim the device at any time; and (2) may monitor and inspect your use of the device for any lawful purpose, including to ensure that it has a legitimate business purpose and complies with the law and Company rules. Similarly, if you use a personal device for Company business or on a Company network, you consent that the Company may monitor your use and inspect the device to ensure compliance with the law and Company rules. Do the Right Thing 1 Protect and preserve the Company’s assets. Take reasonable steps to avoid loss, theft, damage and waste. 1 Use Company assets the way they’re supposed to be used—for conducting the Company’s business. Do not use Company assets for your personal benefit.

©2016 Herc Rentals Inc. All Rights Reserved. 11 We Act in the Best Interests of Our Company and Shareholders Continued We Avoid Conflicts of Interest As employees of Herc Rentals, we have a duty to the Company. We make our business decisions based on the Company’s best interests. However, a conflict of interest can arise if you have a relationship with one of the Company’s competitors, suppliers or customers that interferes with your ability to make objective decisions. Conflicts may involve family relationships, outside employment, financial interests, or business opportunities. You must promptly disclose any conflict of interest (whether actual or apparent) to enable the Company to evaluate and address the conflict. Disclosure should be made to your manager, the Legal Department or the Compliance Department. In addition, you must avoid or terminate any activity that causes a conflict of interest, unless the Company determines that you may continue the activity. If you have any questions about conflicts of interest, you can consult with your manager (or his or her manager) the Legal Department or the Compliance Department. Do the Right Thing 1 Promptly disclose a potential conflict of interest to your manager, the Legal Department or the Compliance Department. 1 Don’t do anything that conflicts with the Company’s interests unless you have permission. That includes working for (or advising) a competitor, a supplier or a customer. 1 Get approval before taking a financial interest in one of the Company’s competitors, suppliers or customers. No approval is needed to purchase publicly traded securities, provided you do not possess material nonpublic information, and your interest is not material to you or to the company you’re investing in.

©2016 Herc Rentals Inc. All Rights Reserved. 12 We Act in the Best Interests of Our Company and Shareholders Continued We Don’t Disclose Nonpublic Information or Use It for Personal Gain In the course of our jobs, we may learn information about the Company that is not publicly available. Keep that information confidential until the Company releases it. Also, we cannot use nonpublic information for personal gain, such as buying or selling securities, or advising someone else to do so. It’s generally fine to discuss your work with family and friends, but there are things you can’t discuss. Some kinds of information are subject to special protections. In particular, securities laws make it illegal to trade Company securities if you have material, nonpublic information (sometimes referred to as “inside information”) about the Company. Information is material if there is a substantial likelihood that it could affect a reasonable investor’s decision to buy or sell our securities. Examples might include financial results or guidance, legal proceedings, high-level personnel changes or mergers, acquisitions or divestitures. Information is nonpublic if it is not generally known by or available to the public. Information is public if the Company includes it in a filing with the Securities and Exchange Commission (such as a Form 10-K or 10-Q) or in a press release, and a reasonable time has passed. If you aren’t sure whether information is material or nonpublic, ask your management or the Legal Department. It doesn’t matter how you learn nonpublic information; you cannot use it for personal gain or share it with someone else who does. If you do, you may violate federal securities laws, and could face a fine or even imprisonment. The insider trading laws, and our rules, also apply to material, nonpublic information about other companies that you learn in the course of your job. Do the Right Thing 1 Don’t discuss nonpublic information with anyone outside the Company (including your family and friends). If they use the information improperly, you may have legal liability. 1 Only share inside information with colleagues if they need to receive it to perform their job. 1 Don’t trade Company securities (1) if you have material, nonpublic information about the Company, or (2) during trading blackout periods (if you are covered by the blackout). For more information, please refer to the Insider Trading Policy http://intranet.hercrentals.com/content/herc-intranet/en/policies-and-procedures/legal/ board-1---insider-trading-policy.html.

©2016 Herc Rentals Inc. All Rights Reserved. 13 We Act in the Best Interests of Our Company and Shareholders Continued We Maintain Our Books and Records with Integrity, Accuracy and Reliability, and We Follow Our Controls. The Company creates and keeps its books and records with accuracy, completeness and integrity. We rely on our books and records to make smart and timely business decisions. And the investment community relies on our books and records to get an accurate picture of the Company’s condition. We all create records while conducting our regular business activities. For example, we file expense reports, draft contracts, execute rental agreements and exchange emails. These documents should be accurate and complete. We never make intentional misrepresentations or omissions. Even a seemingly small misstatement can damage your reputation and the Company’s reputation, and can undermine the investment community’s trust in us. In addition, we preserve our books and records as provided in our record retention policy and retention schedules. Do the Right Thing 1 Be thoughtful and careful when you create records, including email and text messages. 1 Be truthful. Fraud and falsification are unacceptable and may be illegal. 1 Be accurate, complete and timely when you record financial information and business transactions. Follow the Company’s controls and procedures. 1 Provide the people who prepare the Company’s filings and disclosures with accurate, complete, and timely information. Be objective; don’t try to color the information you provide. 1 Follow our records management policy and retention schedules when you maintain and destroy records. Never destroy records that are subject to a legal hold.

©2016 Herc Rentals Inc. All Rights Reserved. 14 We Compete Lawfully and Responsibly We Do Not Tolerate Bribery or Corruption Bribery and corruption are wrong and illegal and violate Company policy. We do not give or accept bribes under any circumstances, directly or indirectly. Nor do we permit others to pay bribes on our behalf. No business goal is more important than our integrity. We follow all applicable laws concerning bribery and corruption, including the Foreign Corrupt Practices Act and the U.K. Bribery Act. Bribery entails offering, giving, soliciting or receiving something of value for the purpose of influencing how someone conducts their duties. Bribery includes payments to both government officials and private citizens. A bribe can be anything of value. The value can be large or small. It can be money, goods, services, or entertainment. Free or discounted use of our equipment could be considered a bribe. Even something intangible, such as preferential hiring for the children of government officials, could qualify. In some places, it is customary to exchange gifts and entertainment with government officials. Employees generally may follow lawful local customs in this regard However, in many places, providing gifts or entertainment to government officials is not permitted, or gives rise to reporting requirements. Therefore, to ensure that you comply with all applicable laws, you must obtain advance permission from the Legal Department before providing a government official with anything of value, including gifts or entertainment. Do the Right Thing 1 Never give or accept a bribe. In particular, never offer or give a government official or private citizen anything of value to obtain or keep their business, or to gain any other business advantage. 1 Never direct or permit a third party to give or accept a bribe on our behalf. If we can’t do something directly, then we can’t do it indirectly through a third party. 1 Don’t turn a blind eye to suspicious payments made by our employees or others acting on our behalf, such as unexplained facilitation fees. Ask questions and, if necessary, seek help. 1 Always keep complete, accurate and contemporaneous records of payments and receipts, especially involving government officials.

©2016 Herc Rentals Inc. All Rights Reserved. 15 We Compete Lawfully and Responsibly Continued We Follow Antitrust and Competition Laws Antitrust laws (also called competition laws) protect consumers by ensuring fair competition. They prohibit a wide range of improper business practices and agreements, including price fixing, bid rigging and market allocation. At Herc Rentals, we compete fairly, ethically and lawfully. We do not engage in improper business practices or reach improper agreements (either explicit or implicit) with competitors. Antitrust laws are complex. Violations can lead to significant civil and criminal penalties for the Company and for the individuals involved. They also can lead to expensive private litigation. Even the appearance of an antitrust violation can have serious consequences. Accordingly, we have a zero-tolerance policy for antitrust violations. If a competitor or a business partner raises an improper subject, stop the conversation and report the incident immediately to the Legal Department. Do the Right Thing 1 Follow the antitrust and competition laws. If you aren’t sure what the law requires, ask your management or the Legal Department. 1 Don’t discuss sales terms with competitors, especially prices or price- related strategies (past, present, or future). You also should not discuss price-related topics such as promotional programs. 1 Don’t discuss market allocation—such as division of customers or territories —with competitors. 1 Don’t discuss bids that we may or may not make with competitors. 1 Don’t discuss possible boycotts of suppliers or other third parties. 1 Take special care when you know that competitors are around. Industry meetings and trade shows are good examples.

©2016 Herc Rentals Inc. All Rights Reserved. 16 We Compete Lawfully and Responsibly Continued We Communicate Responsibly and with One Voice When the Company communicates with the public, we tell the truth. We speak with accuracy, integrity and transparency. We also speak with consistency. To ensure that our corporate communications meet our standards, only designated Company representatives should make public statements that a listener could construe as being made on behalf of the Company. If you are contacted for information or comments regarding the Company, do not engage. Politely refer the person to the Communications Department or the Investor Relations Department, which can answer their questions or direct them to the appropriate designated spokesperson. The Company respects your right to participate in social media. However, if you use social media, your comments and posts should be considered public statements. Do not disclose any confidential information. Also, avoid making statements or expressing views that could be attributed to the Company. If you comment or post about the Company, you should identify yourself as an employee, but make clear that your opinions are your own. Only designated Company representatives should speak on behalf of the Company on social media. The Company also respects employee rights to participate in concerted activities protected by labor law, such as organizing. We insist upon accuracy and integrity in our advertising and marketing communications. And we follow the laws governing advertising and marketing. Do the Right Thing 1 Don’t make public statements that a listener could construe as being made on behalf of the Company unless you are a designated spokesperson. 1 Remember that social media comments and posts are public statements. Only designated representatives should use social media to make public statements about the Company. 1 Politely refer media, investor, or analyst questions to the Communications Department or Investor Relations, which can answer their questions or direct them to the appropriate designated spokesperson. 1 Make sure that our advertising and marketing communications are reviewed for accuracy and integrity, and adhere to all applicable laws.

©2016 Herc Rentals Inc. All Rights Reserved. 17 We Compete Lawfully and Responsibly Continued We Don’t Let Gifts or Entertainment Influence Our Judgment or the Judgment of Our Business Partners Gifts and entertainment are common ways to develop relationships with business partners. But gifts and entertainment also can raise concerns. They may create conflicts of interest or raise questions regarding our decision-making. And they can raise risks of bribery and corruption. We expect you to use your common sense and good judgment regarding gifts and entertainment. Never feel like you have to give or accept a gift or entertainment. If a situation makes you uncomfortable, simply avoid it. And you can always ask your manager or the Compliance Department for advice. In most cases, the difference between gifts and entertainment is clear. Gifts are tangible items. Entertainment involves an activity attended by representatives of Herc Rentals and a business partner. If someone takes you out to dinner, invites you to play golf at their club, or brings you to a ball game, that’s entertainment. By contrast, if someone gives you a bottle of wine, a golf club, or a ticket to a sporting event, that’s a gift. To protect against the risks associated with business gifts and entertainment, we have limits on what we can give or accept. General Rules 1 Gifts and entertainment must comply with all applicable laws, this Code, and the corporate policies governing the business partner who gives or receives the benefit. 1 Never offer, give or accept anything of value as part of a quid pro quo (an agreement or expectation to do something in return). 1 Never solicit a gift or entertainment from a business partner. 1 If another person (i.e. a family member) receives a gift or entertainment because of your business relationship with the giver, it’s the same as if you received it yourself. 1 You may not provide anything of value to a government official without advance approval from a vice president (or higher) in your reporting chain and the Compliance Department. An employee of a government-owned or controlled company is considered a government official. Continued

©2016 Herc Rentals Inc. All Rights Reserved. 18 Gifts 1 An employee may not give gifts to a business partner or accept gifts from a business partner worth more than U.S. $100 per calendar year. 1 Gifts of cash or cash equivalents (like gift cards) are prohibited. Entertainment 1 An employee may accept or provide entertainment that is customary and reasonable in value and frequency. 1 Entertainment generally will be considered reasonable in value if it does not exceed $250 per person. 1 Repeated entertainment involving the same business partner (i.e. a regular golf game or dinner) generally will not be considered reasonable in frequency 1 Entertainment provided to others must be approved as provided in the Business Expense Reimbursement Policy. http://intranet.hercrentals.com/content/herc-intranet/en/policies-and-procedures/ procurement/business-expense-reimbursement-policy.html Some gifts or entertainment are prohibited regardless of their value. For example, gifts of an offensive or prurient nature are prohibited. Similarly, so-called “adult” entertainment is not allowed. Inherently dangerous activities are not permitted. Non-local travel may be accepted only if you are traveling to or from a business meeting and you obtain a waiver as provided in this Code. Other gifts and entertainment are permitted without regard to value. These include promotional items such as hats, shirts, key chains, calendars and notebooks. Food and beverages served on our premises or the premises of a business partner (i.e. in a conference room or a cafeteria) also are permitted. Hospitality (including food, beverages and entertainment) offered in connection with a conference, seminar or similar meeting is permissible if the primary purpose of the event is business-related and the hospitality is reasonable and is offered to all or a significant portion of the attendees. Gifts and entertainment paid for by the Company must be accounted for accurately and completely in our books and records.  Do the Right Thing 1 Use common sense and good judgment regarding gifts and entertainment. 1 Understand and follow the limits on gifts and entertainment. 1 Avoid gifts or entertainment that create a potential conflict of interest or that are part of a quid pro quo. 1 If you have a question, ask your manager or the Compliance Department.

©2016 Herc Rentals Inc. All Rights Reserved. 19 Waivers and Exceptions From time to time, a situation may arise that is not contemplated in this Code of Conduct. In those circumstances, the Company reserves the right to waive or make exceptions to the Code. However, waivers and exceptions should be rare, and should reflect a pressing business or legal need. A waiver or exception must comply with all laws and regulations. In addition, it must be approved by the Chief Compliance Officer and as follows: 1. For a non-executive, the executive to whom the person seeking the waiver or exemption reports must approve. 2. For an executive, the President and CEO must approve. 3. For the President and CEO, the General Counsel must approve. Waivers also must be approved by the Audit Committee of the Board of Directors. No Delegation Employee duties and responsibilities set forth in this Code should be performed by the person designated, and may not be delegated.

©2016 Herc Rentals Inc. All Rights Reserved. 20 Questions and Help If you have questions about your responsibilities under this Code, ask for help. There are many places to go for guidance. These include: 1 Your manager (or his or her manager) 1 The Legal Department 1 The Compliance Department 1 Human Resources 1 The Compliance Helpline (by name or anonymously, where permitted by law) u On Herc Central at http://intranet.hercrentals.com/content/herc-intranet/en.html. u From any internet-connected device at https://secure.ethicspoint.com/domain/media/en/gui/48300/report.html. u By telephone at 855-862-1170 from the U.S. and Canada. (Telephone numbers for other locations are listed on the Helpline webpage.) Always remember the only bad question is the one you don’t ask.

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